Exhibit 10.1
                       ARBY'S, INC.
               D/B/A TRIARC RESTAURANT GROUP
                    1000 CORPORATE DRIVE
                  FT. LAUDERDALE, FL  33334

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                                                   As of February 13, 1997

Mr. Roland Smith
Triarc Restaurant Group
1000 Corporate Drive
Ft. Lauderdale, FL  33334

Dear Roland:

It is with great pleasure that we hereby confirm your employment as President of Arby's, Inc. (d/b/a Triarc Restaurant Group ("Arby's")), an indirect subsidiary of TRIARC Companies, Inc. ("TRIARC"), on the terms and conditions set forth in this letter and in the attached term sheet (the "Term Sheet"). This letter agreement supersedes in its entirety the letter agreement dated January 13, 1997.

You will report to the Board of Directors of Arby's and your duties will be performed primarily at the corporate headquarters of Arby's in Fort Lauderdale, FL. The term of your employment shall continue through December 31, 1998, provided that such term shall automatically be extended for successive eighteen
(18) month periods unless either you or Arby's gives notice to the other, at least 180 days before an extension is to take effect, that they do not wish the term to be extended.

In the event of termination of your employment:  (1) without cause, Arby's shall
(i) pay to you a sum equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments for a period of twelve (12) months after the effective date of such termination; and
(ii) commencing twelve (12) months after the effective date of such termination of your employment, pay to you a sum equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments for a period of twelve (12) months after the effective date of such termination; provided, however, that if you have secured full-time employment prior to or during the period of the semi-monthly payments payable in this clause (ii), such semi-monthly payments required to be made by Arby's pursuant to this clause (ii) after you begin receiving payments from your new employer will be offset by the compensation you earn from any such new employer during the period in which you receive semi-monthly payments pursuant to clause (ii) hereunder; or (2) which termination results from Arby's decision to deliver the notice referred to in the second paragraph of this letter, Arby's shall pay you a sum equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments for a period of eighteen (18) months after the effective date of such termination;
provided, however, that if you have secured full-time employment prior to or during the last six months of the eighteen month period referred to in this clause (2), such semi-monthly payments required to be made after the date you secure such employment will be offset by the compensation you earn from any such new employer during the remaining period in which you are entitled to receive such semi-monthly payments. In addition, in the event of termination without cause of your employment during the term of this letter, Arby's shall (i) within 30 days after the effective date of such termination, pay to you a lump sum equal to annual target incentive and any funds accumulated as part of your mid-term cash performance plan, (ii) continue your health insurance benefits under the terms as an active employee for eighteen months after the effective date of the termination of your employment, or the first of the month following the acceptance of full-time employment, whichever is earlier, and (iii) all outstanding stock options granted to you (a) which have not vested as of the effective date of such termination shall vest as of the effective date of such termination, and (b) must be exercised within 90 days or be forfeited.

For the purposes of this agreement, the term "Change in Control" shall mean: (i) the acquisition by any person of 50% or more of the combined voting power of Arby's (or any direct or indirect parent corporation) or TRIARC's outstanding securities entitled to vote generally in the election of directors; or (ii) a majority of the Directors of Arby's (or any direct or indirect parent corporation) or TRIARC, being individuals who are not nominated by the Board of Directors or Arby's (or any direct or indirect parent corporation) or TRIARC, as the case may be. Notwithstanding the foregoing, (i) the acquisition of any portion of the combined voting power of Arby's (or any direct or indirect parent corporation) or TRIARC by DWG Acquisition Group, L.P., Nelson Peltz or Peter May, or by any person affiliated with such persons, (ii) the distribution by means of a dividend or otherwise, of voting securities of Arby's, any direct or indirect parent corporation or TRIARC or (iii) any sale of securities by Arby's, any direct or indirect parent corporation or TRIARC, pursuant to a public offering, as the case may be, shall in no event constitute a Change in Control. You shall have the absolute right to resign as an officer and employee of Arby's within 12 months, following a Change in Control if a Triggering Event (as hereinafter defined) occurs during the term of your employment hereunder and to receive, commencing on the date of such termination, the same payments and other benefits to which you would have been entitled had the Company terminated your employment without cause. For purposes of this agreement, "Triggering Event" shall mean: (i) a material alteration of your duties, authority, title or compensation following such Change in Control or (ii) without your consent, relocation to a work situs not in Southern Florida following such Change in Control.

For purposes of this agreement "cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of Arby's or any of its affiliates; (ii) willful material misrepresentation at any time by you to any superior executive officer of TRIARC or any of their affiliates; (iii) voluntary termination by you of your employment or the willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful
instruction   of   any  superior  officer  of  TRIARC,  Arby's  or  either  of
their   Board   of   Directors;  (iv)  engagement   by   you  in  any   conduct
or   the  commission  by   you   of   any   act   which   is, in the  reasonable
opinion of Arby's, materially injurious or detrimental to the substantial interest of TRIARC or Arby's; (v) indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of TRIARC or Arby's furnished to you which, if not complied with, could reasonably be expected to have a material adverse effect on the business of TRIARC or Arby's or any of their affiliates; or (vii) any willful failure to comply with TRIARC's or any of its affiliates' policies regarding insider trading. A decision by Arby's to deliver the notice referred to in the second paragraph of this letter shall not constitute "cause".

You acknowledge that as Arby's President you will be involved, at the highest level, in the development, implementation, and management of Arby's business strategies and plans, including those which involve Arby's finances, marketing operations, industrial relations, operations and acquisitions. By virtue of your unique and sensitive position, your employment by a competitor of Arby's represents a serious competitive danger to Arby's and the use of your talent, knowledge, and information about Arby's business, strategies, and plans can and would constitute a valuable competitive advantage over Arby's. In view of the foregoing, if either your employment with Arby's ends prior to the end of the term by reason of your resignation in breach of this agreement, or your employment is terminated by the Company for cause, then you covenant and agree that in either case for a period of twelve (12) months following the termination of your employment with Arby's, you will not engage or be engaged in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner, or stockholder (except as a passive investor owning less than two percent interest in a publicly held company) in any business or entity that owns and/or franchises more than 3,000 restaurant units in the United States in which 50% or more of the revenues of such business or entity is derived from sandwiches.

You agree to treat such as confidential and not to disclose to anyone other than Arby's and its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Arby's, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Arby's, its subsidiaries, and affiliated companies, any information of a confidential nature relating in any way to the business of Arby's or its subsidiaries or affiliated companies, or any of their respective direct business customers, unless (i) you are required to disclose such information by requirements of law,
(ii) such  information  is in the public  domain  through no fault of yours,  or
(iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality.

You agree that in addition to any other remedy provided at law or in equity, (a) the Company shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provision of the preceding two paragraphs, (b) you will indemnify and hold Arby's harmless from and against any and all damages or loss incurred by TRIARC or Arby's or any of their affiliates (including reasonable attorneys' fees and expenses) as a result of any such willful or reckless violation; and
(c) Arby's remaining obligations this agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or except as may be required by law).

This agreement shall be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely within such State.

Arby's agrees to reimburse you for any reasonable attorney's fees and expenses expended by you to enforce your rights to collect amounts payable hereunder if Arby's willfully or recklessly breaches its payment obligations hereunder.

If you agree with the terms outlined above and in the Employment Term Sheet, please date and sign the copy of this letter enclosed for that purpose and return it to me.

                                              Sincerely,


                                              PETER W. MAY
                                              -------------------------
                                              Peter W.  May
                                              Director


Agreed and Accepted this
18th day of March, 1997.


ROLAND SMITH
-------------------------
Roland Smith



                                    ROLAND SMITH
                                      PRESIDENT
                                EMPLOYMENT TERM SHEET
                                ---------- ---- -----

PROVISION             TERM                    COMMENTS

Contract Term     February  13,  1997         Automatic  18 month  extensions
                  through December 31,        unless Company or executive
                  1998, subject to renewal    gives 180 days' notice of
                  December 31, 1998           non-renewal


Base Salary       $325,000/year               Subject to increase but not
                                              decrease in the sole discretion
                                              of the Board of Directors of
                                              Arby's

Annual Incentive  $243,750/cycle target       Company and individual performance
                  (75% of salary)             assessed  for each fiscal year
                                              relative to objective agreed in
                                              advance between executive and
                                              Arby's Board of Directors.

Mid-Term Cash     $243,750/cycle target       The executive and representatives
                  (75% of salary)             of TRIARC, Arby's parent, will
                                              jointly develop a mid-term  cash
                                              performance plan calibrated  to
                                              deliver the  target  award for
                                              delivering agreed  upon  profit
                                              over a three-year performance
                                              cycle during   each   year  of the
                                              three-year  cycle  an  amount
                                              will be accrued  based upon a
                                              share   of   the    company's
                                              profits    over   a   minimum
                                              return;   a  new   three-year
                                              cycle  begins  each  year  so
                                              that after the third year the
                                              annual  cash  pay-out  should
                                              equal or exceed  the  target;
                                              no cap on potential award.

Stock Options                                 In addition to 1997 grant
                                              of 20,000 options, future
                                              grants consistent with
                                              status to be considered by
                                              TRIARC Compensation
                                              Committee during term of
                                              employment.

Car Allowance                                 Allowance consistent with status.

Executive Physical                            Annual examination

Benefits Benefits as are made available to other executives of Arby's, including participation in Arby's health/ medical and insurance programs

Vacation              Four weeks